CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Number 333-54356) pertaining to the M-Systems Flash Disk Pioneers Ltd. Incentive and Restricted Stock Option Plan and M-Systems Flash Disk Pioneers Ltd. 102 Stock Option Plan, of our report dated January 19, 2005, with respect to the financial statements of Twinsys Data Storage Limited Partnership, included in M-Systems Flash Disk Pioneers Ltd. Annual Report on Form 20-F for the year ended December 31. 2004.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
May 25, 2005	A Member of Ernst & Young Global

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